Exhibit 5.1

June 14, 2023

Trio Petroleum Corp.

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

Re:	Registration of Warrant Shares

Ladies and Gentlemen:

We have acted as counsel to Trio Petroleum Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-1 (SEC No. 333-[---]) (the “Registration Statement”), filed on June 14, 2023, which includes a prospectus (the “Prospectus”) relating to the offering by selling stockholders of up to 3,649,314 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”. The Shares will be issued upon the exercise of certain warrants and pre-funded warrants of the Company (the “Warrants”). The Warrants were issued pursuant to those certain securities purchase agreements dated January 28, 2022 and September 20, 2022 (the “Securities Purchase Agreements”).

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) the Warrants, (iii) the Securities Purchase Agreements, (iv) the Company’s amended and restated certificate of incorporation, as amended to date, (v) the Company’s amended and restated bylaws, as amended to date, (vi) certain resolutions of the Board, and (vii) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such certified, conformed, photostatic or facsimile copies. In addition, we have assumed that the Shares will be offered and sold in the manner and on the terms identified or referred to in the Prospectus. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Warrants and upon receipt by the Company of the consideration therefor provided therein, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ McDermott Will and Emery LLP
McDermott Will and Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.